Exhibit 10.59

                     MANUFACTURING AND SUPPLY AGREEMENT

      This agreement (this "Agreement") is made and entered into effective February 14, 2001, by and among IGI, Inc., a New Jersey corporation ("IGI"), Igen, Inc., a Delaware corporation ("Igen"), Immunogenetics, Inc., a Delaware corporation ("Immunogentics" and, together with IGI and Igen, the "IGI Parties") and Genesis Pharmaceutical, Inc., a Delaware corporation ("Genesis"). The IGI Parties and Genesis are each referred to herein as a "Party" and collectively referred to as the "Parties."

      WHEREAS, the IGI Parties manufacture and distribute skin care systems known as the "WellSkin(R)" line of skin care products, which products Genesis desires to market, sell and distribute worldwide.

      WHEREAS, the IGI Parties desire to assign to Genesis all of their rights, title and interest in and to the WellSkin(R) Trademark (as defined in Section 3.1(c) hereof) and sell the Products (as defined below) to Genesis upon terms and conditions to be established by this Agreement;

      NOW, THEREFORE, the Parties hereby agree as follows:

1.    PRODUCTS AND FIELD

      1.1 The products covered by this Agreement (the "Products") shall include those Products set forth on Schedule A attached hereto. The IGI Parties agree to sell the Products to Genesis pursuant to the terms of this Agreement.

      1.2 The Parties agree that Genesis may only market, distribute and sell the Products to: (i) dispensing physicians throughout the world and (ii) with the consent of IGI, which consent may not be unreasonably withheld, any other entity or person located outside the borders of the United States and its territories and possessions (collectively, the "Field").

2.    TERM OF THE AGREEMENT

      The term of the Agreement will come into force upon the satisfaction of the conditions to the obligations of the Parties stated in Section
      3.1 hereof (the "Effective Date"), and, unless sooner terminated as provided in Section 10 hereof, will remain in force until December 13, 2005 (the "Initial Term"). Thereafter, upon receipt of proof, satisfactory to Genesis, that the IGI Parties have renewed or obtained, for a period of at least ten (10) years beginning December 13, 2005, all regulatory approvals, licenses, patents, trademarks or other intellectual property necessary for the manufacturing and marketing of the Products including, but not limited to, the renewal of that certain License Agreement, dated December 13, 1995 by and between Micro-Pak, Inc., a Delaware corporation ("Micro-Pak") and Igen attached hereto as Exhibit C (the "Novasome License" and to together with such regulatory approvals, licenses, patents, trademarks and intellectual property rights, the "Renewal Requirements"), Genesis shall have an option to renew this agreement for an additional ten (10) year term by paying fifty thousand dollars ($50,000) to IGI (the "First Renewal Term"). Prior to the last day of the First Renewal Term (the "First Renewal Termination Date"), Genesis shall have an option to renew this agreement for an additional ten (10) year term beginning on the First Renewal Termination Date by paying ten thousand dollars ($10,000) to IGI (the "Second Renewal Term" and, together with the Initial Term and the First Renewal Term, the "Term").

3.    CONDITIONS TO OBLIGATIONS OF THE PARTIES

      3.1 The obligations of Genesis under this Agreement are subject to the satisfaction of the following conditions:

            (a) Genesis shall have received from IGI, in a form satisfactory to Genesis and Genesis' counsel, evidence that Tristrata has released the IGI Parties from their obligations under the IGI-Tristrata Agreement (the "Tristrata Release");

            (b) Genesis shall have received from IGI, in a form satisfactory to Genesis' counsel, a certificate from IGI, certifying that it has relinquished all of its rights under the IGI-Tristrata Agreement (the "IGI Certificate");

            (c) Genesis shall have received from IGI, in a form satisfactory to Genesis' counsel, proof of the proper filing and recordation of (i) that certain Confirmatory Assignment, dated as of December 1, 1998 by and between Glaxo Group Limited, a corporation organized under the laws of the United Kingdom and Glaxo Wellcome Inc., a North Carolina corporation; and (ii) that certain Trademark Assignment, dated as of December 18, 1998 by and between Glaxo Wellcome Inc., a North Carolina corporation and Igen.

            (d) Genesis shall have received from the IGI Parties, in a form satisfactory to Genesis' counsel, an assignment (the "Assignment"), substantially in the form of Exhibit A attached hereto, of all of their rights, title and interest in and to that certain trademark, as more fully described in Exhibit B attached hereto and made a part hereof (the "WellSkin(R) Trademark") for any and all goods and services related thereto.

      3.2 The obligations of the IGI Parties under this Agreement are subject to the satisfaction of the following condition: that IGI shall have received from Genesis, in a form satisfactory to IGI, evidence that Genesis has entered into an amendment to that certain License Agreement by and between Tristrata and Genesis, dated December 31, 1998 whereby Genesis and Tristrata have agreed upon certain terms relating to products bearing the Wellskin label (the "Genesis-Tristrata Amendment").

4.    REPRESENTATIONS AND WARRANTIES

      4.1 Representations and Warranties of the IGI Parties: Each IGI Party, jointly and severally represents and warrants to Genesis that the following statements are true and correct as of the date of this Agreement:

            (a) Each IGI Party is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

            (b) Each IGI Party has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, each IGI Party has duly authorized the execution, delivery and performance of this Agreement by such IGI Party. This Agreement constitutes the valid and legally binding obligation of each of the IGI Parties, enforceable in accordance with its terms and conditions.

            (c) Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which each IGI Party is subject or any provision of the charter or bylaws of each IGI Party or
(ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which such IGI Party is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any security interest upon any of its assets). Each IGI Party does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the IGI Parties to consummate the transactions contemplated by this Agreement.

            (d) The Novasome License, attached hereto as Exhibit C, is a valid and legally binding obligation of Micro-Pak and Igen and is in effect as of the date hereof.

            (e) The IGI Parties have obtained all regulatory approvals that are necessary for bulk manufacturing and marketing of the Products.

            (f) The IGI Parties have completed all stability studies necessary to market the Products in their current container closure system.

            (g) Igen is, as of the date of this Agreement, the lawful and exclusive owner of the WellSkin(R) Trademark for any and all goods and services related thereto.

            (h) The IGI Parties have obtained all licenses, patents, trademarks or other intellectual property necessary for the manufacturing and marketing of the Products.

            (i) To the best knowledge of the IGI Parties, Micro-Pak is the lawful and exclusive owner of all patents purported to be licensed to Igen pursuant to the Novasome License and that (A) such patents have not been assigned or otherwise transferred from Micro-Pak to any party other than Igen and (B) such patents have not been encumbered or pledged in any way that adversely affects, or is reasonably likely to adversely affect, the rights of Igen under the Novasome License.

      4.2 Representations and Warranties of Genesis: Genesis represents and warrants to the IGI Parties that the following statements are true and correct as of the date of this Agreement:

            (a) Genesis is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

            (b) Genesis has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, Genesis has duly authorized the execution, delivery and performance of this Agreement by Genesis. This Agreement constitutes the valid and legally binding obligation of Genesis, enforceable in accordance with its terms and conditions.

            (c) Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Genesis is subject or any provision of the charter or bylaws of Genesis or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Genesis is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any security interest upon any of its assets). Genesis does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for Genesis to consummate the transactions contemplated by this Agreement.

5.    PRODUCTION AND SUPPLY OF THE PRODUCT LINE

      5.1 The Products sold to Genesis shall be produced by the IGI Parties on a made to order basis in bulk form and shall be delivered to Genesis in a packaged quantity as set forth in the applicable Order (as defined in Section 6.6 hereof) (each such packaged quantity for a Product referred to as a "Batch").

      5.2 The IGI Parties shall maintain manufacturing capacity sufficient to meet Genesis' needs on a timely basis. The IGI Parties also agree to maintain product and formulation support and to use their best efforts to enhance existing products based on the customer information and market requirements supplied by Genesis to IGI from time to time.

      5.3 The Parties may, from time to time, desire to enter into product development or product supply agreements based upon new product ideas submitted by either Party. The terms of those arrangements shall be negotiated in good faith on a product-by-product basis.

      5.4 IGI shall have the right to examine, not more often than once per annum, and at IGI's sole expense, the books and records of Genesis as they relate to the terms of this Agreement.

      5.5 Shipment. The IGI Parties will ship the Products to Genesis at its premises in Hazel Park, Michigan or any other location designated by Genesis as its primary premises, by a carrier or delivery method specified by the IGI Parties. The IGI Parties shall pay all shipment costs.

6.    PRICES AND TERMS OF SALE AND LICENSING

      6.1 Past Due Monies. Genesis agrees to pay to IGI on the Effective Date, pursuant to that certain Supply and Sales Agreement, dated December 11, 1998 by and between Genesis and IGI (the "Genesis-IGI Agreement") an amount equal to (i) $52,399 (representing payment for the calendar quarter ending December 31, 2000) ("Quarter 4") minus (ii) $13,160 (representing a credit towards the increase in fees charged by IGI to Genesis for recent deliveries pursuant to the Genesis-IGI Agreement). The total amount owed by Genesis to IGI for Quarter 4 ($52,399 less $13,160) is $39,239. Genesis also agrees to pay to IGI an amount equal to $1,608 as a reimbursement by Genesis to IGI for expenses incurred by IGI due to a cost of living increase under the that certain License Agreement, dated January 1, 1996 by and between Tristrata Technology, Inc., a Delaware corporation ("Tristrata") and IGI (the "IGI-Tristrata Agreement") for the first two calendar quarters of the year 2000. The total amount owed by Genesis to IGI under this Section 6.1 ($39,239 plus $1,608) is equal to $40,847.

      6.2 Lump sum payment. Genesis will pay to IGI on the Effective Date, five hundred twenty five thousand dollars ($525,000) (the "IGI Payment") in exchange for the Assignment. Upon the payment by Genesis of the amounts stated in Sections 6.1 and 6.2 hereof, all of the liabilities and/or obligations of Genesis under the Genesis-IGI Agreement shall be extinguished and the Genesis-IGI Agreement shall immediately terminate.

      6.3 During the Term, Genesis shall pay to IGI, within thirty (30) days of receipt of a Batch, on an order-by-order basis, a manufacturing fee (the "Manufacturing Fee") for each product as listed on Schedule A provided, however, that no such Manufacturing Fee shall be paid by Genesis to IGI, for any Batches rejected by Genesis pursuant to Section 6.9 hereof or, if applicable, the IGI Parties shall, promptly upon receiving notice thereof, refund any Manufacturing Fees previously paid by Genesis to IGI for such rejected Batches. All payments made by Genesis under this Section 6.3 shall be made in U.S. Dollars. For any new products or reformulation of old products (unless such reformulation of old products is due to a rejection of such old products by Genesis pursuant to Section
            6.9 hereof), Genesis and IGI will establish a fee to be paid to IGI on a product-by-product basis. The Manufacturing Fee as listed on Schedule A attached hereto is based upon the Batch size incurring the least manufacturing costs to IGI and will be adjusted by IGI, as applicable according to Batch sizes stated in a given Order, provided that Genesis receives written notice of such adjustment at least ten (10) days prior to receipt by Genesis of the Products subject to such adjustment and Genesis is given an opportunity to amend such Order at its option. Refunds for partial Batches will not be allowed.

      6.4 Genesis shall pay to IGI a five percent (5%) royalty (the "Royalty Fee") on all International Sales (as defined below) of the Products, such Royalty Fee to be paid no later than sixty
            (60) days after the close of each calendar quarter during the Term. Fees will be calculated based upon Net Sales (as defined below) of these International Sales. IGI acknowledges that all sales of the Products destined for sale within the United States and its territories and possessions shall be royalty-free. This royalty fee shall be in addition to the Manufacturing Fee for such Products.

            (a) "International Sales" shall mean transactions whereby the Products are sold and shipped by Genesis to purchasers located outside the borders of the United States and its territories and possessions.

            (b) "Net Sales" shall mean the total gross amounts actually collected for all of the Products in International Sales sold by Genesis and sold under license from Genesis by any licensee of Genesis or any sales organization controlled by it, less any costs associated with any governmental licenses, certificates of free sale, insurance incident to transportation, transportation and shipping charges, excise or turnover taxes and customs duties, bona fide trade and cash discounts and sales commissions, and allowance for returns of the Products.

      6.5 Genesis assumes responsibility for the payment of all taxes in connection with International Sales, including any tariffs or duties from or payable to authorities, intermediaries, agencies or any municipality or political subdivision of any foreign country in which International Sales are made. If Genesis is required to withhold or deduct, from any payment made to IGI, taxes related to the payment of the Royalty Fee or any other fee payable by Genesis to IGI pursuant to this Agreement (a "Tax Payment"), Genesis will pay such taxes and deduct such amounts paid from the Royalty Fee or other applicable fee to be paid to IGI. In the event that Genesis receives a refund for a Tax Payment that Genesis has previously deducted pursuant to the previous sentence from amounts payable by Genesis to IGI, Genesis shall pay to IGI an amount equal to the portion of such refund that corresponds to the amount previously deducted by Genesis from amounts payable by Genesis to IGI for the applicable Tax Payment.

      6.6 Forecasting and Order Process. Not later than ninety (90) days prior to the beginning of each calendar year during the Term, Genesis shall provide IGI with a non-binding full-year estimate of Genesis' yearly requirements for the Products, including a six (6) month rolling forecast for the Products, the first three months of which will be considered a firm and binding order. The forecast will be updated quarterly, on or before the l5th day of each calendar quarter. Each three month forecast, as updated each calendar quarter beginning with the forecast for the first three months, shall be considered a firm and binding order (an "Order").

      6.7 Other Terms and Conditions of Sale. All binding orders of the Products shall be accompanied by purchase orders issued by Genesis; which purchase orders are to be consistent with the forecasting procedure as described in Section 6.6 above. To the extent that there is any discrepancy between the terms of the Order and the terms of this Agreement, the terms of this Agreement shall govern.

      6.8 Specifications. During the Term, the IGI Parties shall assure that the Products shall conform to each of the following specifications (collectively, the "Specifications") on the date of delivery to Genesis:

            (a) The Products shall meet the specifications agreed upon by the Parties and shall be manufactured in accordance with the Batches approved by the Parties and as described in Schedule A attached hereto.

            (b) The Products shall be manufactured in accordance with all applicable federal, state and local regulatory requirements.

            (c) The Products shall be delivered to Genesis within 30 days of receipt by IGI of an Order.

            (d) The Products shall meet all requirements of the Food and Drug Administration of the United States (the "FDA ") for over-the-counter drugs, including, but not limited to, the following:

                  (i) The Products shall be tested for homogeneity, stability and release in accordance with validated analytical methods. During the Term, Ongoing Tests (as defined in below) of the Products shall be conducted by the IGI Parties.

                        (1) "Ongoing Tests" shall mean certain ongoing tests conducted by the IGI Parties promptly upon the request of Genesis or as required by FDA regulations, for homogeneity, stability, release and process methods necessary to ensure that the Products meet all FDA requirements. Genesis shall pay IGI for all reasonable costs incurred by the IGI Parties in performing those Ongoing Tests that are part of the stability study program. The costs of all other Ongoing Tests shall be the sole responsibility of the IGI Parties. Genesis shall, at its own expense, ship any Products to be tested to the premises of the applicable IGI Parties.

                  (ii) The Products shall be manufactured in accordance with validated processing methods. During the Term, Ongoing Tests of the Products shall be conducted by the IGI Parties. The Parties hereby agree that the first three Batches delivered under this Agreement containing Products that are over-the-counter sunscreens shall be considered process validation batches until such time as the three such Batches have been manufactured in accordance with this Agreement. The IGI Parties hereby represent and warrant that the validation process described in this Section 6.8(d)(ii) conforms to the requirements set out by the FDA concerning validated processing methods.

                  (iii) Upon execution of this Agreement, each Product shall have established, validated holding periods for bulk stock of not less than ten (10) days. As each Product is manufactured by the IGI Parties pursuant to an Order placed by Genesis, IGI shall continue to perform validation testing until each Product will have established, validated holding periods for bulk stock of not less than thirty (30) days.

                  (iv) Upon execution of this Agreement, the IGI Parties shall cause the Products to have proven stability for at least two (2) years. During the Term, Ongoing Tests of the Products shall be conducted by the IGI Parties. By the close of the first year following the date of execution of this Agreement, the Products shall have proven stability for at least three (3) years.

                  (v) The products with a SPF declaration shall have had their Sun Protection Factor proven by a testing method performed in compliance with the requirements of the Final Monograph for Over the Counter Sun Protection Products promulgated by the FDA.

      During the Term, the IGI Parties shall continue to provide all testing and research necessary to enable the Products to continue meeting all FDA requirements for bulk products. In the event that the Products are determined not to meet all FDA requirements for bulk products, the IGI Parties shall, at their sole expense and immediately following knowledge by any of the IGI Parties of such situation, take all actions necessary to ensure that the Products meet all FDA requirements at such time.

      6.9 Right to Reject Delivery. Provided that Genesis has notified IGI within twenty (20) days of receipt of a particular Batch of Products, Genesis may refuse to accept all, and not less than all of the Products in any Batch that does not conform to the Specifications, in which case such Batch will not be considered to have been delivered by the IGI Parties. Genesis and IGI will establish procedures for the containment, accumulation, sorting and return of nonconforming Products. IGI shall pay the round trip shipping costs for nonconforming Products not accepted by Genesis. The IGI Parties shall, within thirty (30) days after receipt of notice from Genesis that Products will not be accepted by Genesis, deliver replacement Products to Genesis in conformity with all of the Specifications.

      6.10 Cost Adjustments. The Manufacturing Fee may be adjusted by IGI (an "Adjustment") by up to 2.5% for a given year for material changes in the cost of raw goods, materials, shipping and labor used to manufacture the Products ("IGI Costs") on January 1 of each year during the Term, provided that IGI notifies Genesis, in writing, of the basis for such Adjustment at least ninety
            (90) days prior to such date. An Adjustment in excess of 2.5% may occur on January 1 of a given year provided that IGI provides Genesis, in writing and in a form satisfactory to Genesis, (i) a notice of the basis for such Adjustment and
            (ii) supporting documentation evidencing such material changes in IGI Costs at least ninety (90) days prior to such date.

7.    WARRANTIES AND PARTS

      7.1 Warranties. All products formulated by the IGI Parties, and all labeling provided by the IGI Parties shall be subject to IGI's standard warranty that the Products meet agreed specifications, and are manufactured in accordance with approved processes and comply with all applicable bulk manufacturing federal, state and local regulatory requirements. Specifications for products listed in Schedule A attached hereto shall be IGI's product specifications. THIS WARRANTY IS SPECIFICALLY LIMITED BY
            SECTION 11.2 BELOW.

8.    TECHNOLOGY

      8.1 As the IGI Parties develop new technology related to the Products, the IGI Parties shall immediately inform Genesis on a confidential basis and the Parties hereby agree to negotiate in good faith to reach mutually acceptable terms, including distribution and pricing terms, relating to the potential marketing and/or use of any such new technology. However, it is understood that the IGI Parties are not required to disclose to Genesis or provide to Genesis any opportunity to purchase or market any technology not related to the Products, developed pursuant to a venture involving an independent third party, or if otherwise restricted from doing so under any legal requirement. If requested by IGI, Genesis will execute appropriate non-disclosure documents relating to any trade secrets disclosed by IGI.

9.    REGULATORY, TRADEMARK, LICENSING AND PATENT MATTERS

      9.1 Regulatory Approvals. The IGI Parties represent and warrant that they have obtained all regulatory approvals that are necessary for bulk manufacturing and marketing of the Products and shall use their best efforts to obtain all necessary regulatory approvals for bulk manufacturing and marketing of any additional Products to be developed in connection with this Agreement.

      9.2 Patent Infringement. The IGI Parties shall indemnify, defend, and hold Genesis harmless from and against all loss, liability, damages, claims, fines, penalties, demands, actions and proceedings and all costs and expenses connected therewith, including reasonable attorneys' fees, in connection with infringement of any United States or foreign patent or other intellectual property right based on the manufacture, sale or distribution of the Products, except for claims based on modifications or unapproved promotional claims requested or made by Genesis with respect to which Genesis agrees to indemnify, defend, and hold IGI harmless. The IGI Parties will assume the defense of any suit based on any such claim of infringement brought against Genesis. The IGI Parties shall also indemnify, defend and hold Genesis harmless from and against all loss, liability, damages, claims, fines, penalties, demands, actions and proceedings and all costs and expenses connected therewith, including reasonable attorneys' fees, arising out of issues related to (i) trademark infringement with respect to the WellSkin(R) Trademark and (ii) patent infringement with respect to the Novasome License and/or the patents that underlie the Novasome License, brought under any jurisdiction or arising anywhere in the world. The IGI Parties will assume, at their own expense, the defense of any suit based on any such claim of infringement brought against Genesis. If, as a result of any claim, proceeding or threat thereof with respect to the Products or the WellSkin(R) Trademark, Genesis is prevented from sublicensing, manufacturing, processing, selling or otherwise distributing any or all of the Products, the IGI Parties shall use their best efforts to procure for Genesis the right, without materially altering functionality or performance, to continue to sublicense, manufacture, process, sell or otherwise distribute the Products at the IGI Parties' sole expense. After receipt by Genesis of notice of the commencement of any action, Genesis will notify IGI of such action. The provisions of this
            Section 9.2 shall survive termination or assignment of this Agreement for a period of not more than five (5) years from the earlier of the date of expiration of this Agreement or the Termination Date, as the case may be.

10.   TERMINATION

      This agreement may be terminated as follows:

      10.1 Either Party shall have the right to terminate this Agreement (including any pending orders placed by Genesis) immediately upon written notice to the other Party in the event such party files or has filed against it, any petition in a bankruptcy or similar proceeding or enters into any form of arrangement with its creditors; or demonstrates a financial condition of such a nature that in the terminating Party's reasonable judgment the terminated Party shall not be capable of performing all of its obligations hereunder.

      10.2 The IGI Parties, acting unanimously, may only terminate this Agreement immediately if Genesis fails to perform any of its material obligations under this Agreement and such nonperformance continues for more than sixty (60) days after written notice is received by Genesis. The provisions of this
            Section 10.2 shall not apply to nonperformance of Genesis under Sections 6.3 or 6.4 for any amounts due that are in dispute.

      10.3 Genesis may terminate this Agreement in accordance with the following provisions:

            (a) Genesis may terminate this Agreement immediately if any representation or warranty of any IGI Party is materially inaccurate or if any of the IGI Parties fails to perform any of its obligations under this Agreement through the failure to provide, on a timely basis, the Products in satisfactory form to Genesis pursuant to Sections 3.1, 3.2, 5.9 and 6.1 hereof and such nonperformance continues for a period of sixty (60) days. In the event that Genesis terminates this Agreement pursuant to this
Section 10.3(a), the IGI Parties shall use their best efforts to find and implement a replacement for its services, satisfactory to Genesis. In the event that the IGI Parties do not find and implement such a replacement within ninety (90) days from the Termination Date, in addition to the effects of termination described in Section 10.5 below, the IGI Parties shall transfer to Genesis, as soon as possible following such date, all formulas and data necessary to manufacture the Products in accordance with the Specifications and a fully paid, perpetual, royalty-free license to, any and all intellectual property rights necessary to manufacture the Products in accordance with the Specifications (such formulas, data and license collectively referred to as, the "Manufacturing Instructions").

            (b) If the sale or distribution of any of the Products is or is reasonably likely to become prohibited by applicable laws, rules or regulations then in effect or soon to be in effect then either the IGI Parties (acting unanimously) or Genesis may immediately terminate this Agreement at any time.

      10.4 Genesis may terminate this Agreement for any other reason with a minimum of six months notice of intent to terminate except as otherwise provided herein.

      10.5 Effects of Termination. On the date that this Agreement is terminated pursuant to any of the provisions of this Section 10 (the "Termination Date"), the following shall occur:

            (a) Genesis shall be required to pay to IGI, within a reasonable time following the Termination Date, any Manufacturing Fees or Royalty Fees incurred as a result of Orders placed prior to the Termination Date. From and after the Termination Date, Genesis shall not be required to pay to IGI (i) any Manufacturing Fees incurred after such Termination Date or (ii) any Royalty Fees for products other than those Products Ordered from the IGI Parties prior to the Termination Date.

            (b) Any and all Products manufactured by the IGI Parties in response to an Order made by Genesis prior to the Termination Date shall be delivered by the IGI Parties to Genesis pursuant to the terms of such Order.

11.   CONFIDENTIALITY

      The Parties acknowledge that each may from time to time disclose to the other Confidential Information. "Confidential Information" is defined as any information disclosed by either Party to the other in documentary or other tangible form in connection with the Agreement, and which is clearly marked at the time of disclosure as being confidential or proprietary. Any information disclosed orally by either Party to the other Party shall be considered Confidential Information, provided the same is reduced to a documentary form, marked "Confidential" or "Proprietary" and transmitted to the other Party within sixty days after the oral disclosure. Throughout the Term and at all times thereafter, each of the Parties shall retain any Confidential Information received from the other Party in strict confidence, shall not disclose any Confidential Information to any third party, and shall not use any Confidential Information for any purpose whatsoever other than to carry out the purposes of this Agreement. The disclosure of Confidential Information by either Party within its own company shall be restricted to only those of its directors, officers, employees and attorneys and other agents who have a need to know and have been advised of the restrictions on disclosure and use pursuant to this
Section 11. Notwithstanding any other provisions of this Agreement, the obligations of confidentiality and non-use of each of the Parties under this Section 11 shall not apply, or shall cease to apply, to any Confidential Information disclosed by either Party to the other Party if such information (i) is or becomes at any time publicly known through no wrongful act of the receiving Party; (ii) is at any time, without breach of the Agreement, rightfully obtained by the receiving party from a third party who is free to pass it on to the receiving Party; (iii) is at any time, without breach of this Agreement, developed by the receiving Party, completely independently of any disclosure by the disclosing Party; (iv) is approved for release by the written authorization of the disclosing Party;
(v) is required to be disclosed pursuant to the requirement of a government agency or operation of law after all reasonable legal remedies to maintain confidentiality have been exhausted or the Parties have entered into an appropriate protective order restricting the disclosure of such Confidential Information; or, (vi) was provided to or in the possession of the receiving Party prior to the signing of this agreement (other than information so provided pursuant to the Genesis-IGI Agreement). Upon the termination or assignment of this Agreement for any reason, all Confidential Information in documentary or other tangible form received from the other Party shall be promptly returned by the receiving Party to the other Party together with all copies and notes thereof, and the duties of confidentiality defined herein shall survive the termination or assignment of this Agreement until the expiration of ten (10) years after the date of such termination.

12.   PRODUCT LIABILITY INSURANCE AND LIMITATION OF LIABILITY

      12.1 Products Liability. The IGI Parties shall be responsible for and shall defend, indemnify and hold harmless, Genesis, its dealers and its customers from and against all loss, liability, damages, claims, fines, penalties, demands, actions and proceedings and all costs and expenses connected therewith, including reasonable attorneys' fees, in connection with any third party for bodily injuries and/or property damage related claims arising out of the use or alleged use of Products supplied or manufactured by the IGI Parties. The IGI Parties shall not be responsible for any claims arising solely from the alteration or contamination of any of the Products due to the repackaging, mishandling or improper storage of such Products by Genesis. The IGI Parties shall maintain general liability insurance, with products liability coverage, in such amounts and upon such terms as the IGI Parties deem advisable, but in any event not less than three million dollars ($3,000,000) in coverage. A certificate of insurance evidencing the coverage required under this Section 12.1 shall be furnished by IGI to Genesis as soon as is practicable following Genesis' written request thereof. The provisions of this Section 12.1 shall survive termination or assignment of this Agreement for a period of not more than five (5) years from the earlier of the date of expiration of this Agreement or the Termination Date, as the case may be.

      12.2 Limitation of Liability. Genesis understands and agrees that the IGI Parties shall have no liability to Genesis for consequential, or incidental damages or expenses in the event that the IGI Parties are unable to perform under the Agreement by reason of any present or future law, regulation or order of any political subdivision, authority or agency of competent jurisdiction which prevents or restricts the IGI Parties from manufacturing, selling, distributing, shipping, or otherwise offering any Products contemplated by the Agreement. THE SOLE REMEDY FOR BREACH OF ANY AND ALL WARRANTIES AND THE SOLE REMEDY FOR IGI'S LIABILITY OF ANY KIND WITH RESPECT TO PRODUCTS PROVIDED HEREUNDER (OTHER THAN LIABILITY ARISING PURSUANT TO SECTIONS 8.2 AND 11.1 HEREOF) AND ANY OTHER PERFORMANCE BY IGI UNDER OR PURSUANT TO THIS AGREEMENT SHALL BE LIMITED TO AMOUNTS ACTUALLY PAID BY GENESIS TO IGI UNDER THIS AGREEMENT. GENESIS AGREES THAT IGI SHALL NOT BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, OR FOR ANY LOSS OF PROFIT, REVENUE OR DATA BASED UPON IGI'S NONPERFORMANCE OR BREACH OF ANY OF ITS OBLIGATIONS UNDER THIS AGREEMENT WHETHER BASED IN CONTRACT, TORT, OR OTHERWISE, EVEN IF ANY IGI PARTY SHALL HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH POTENTIAL LOSS OR DAMAGE.

13.   NON-COMPETITION.

      13.1 Neither the IGI Parties, nor any of their respective subsidiaries or affiliates shall:

            (a) distribute, market or manufacture any product for anyone other than Genesis, which is the same as or reasonably similar to any of the Products and which is to be sold in the Field;

            (b) appoint, designate, license or grant rights to any distributor, marketer or seller, other than Genesis (whether acting as an independent contractor, agent or other representative or in any other capacity), relating to any product which is the same as or reasonably similar to any of the Products and which is to be sold in the Field;

            (c) distribute, market or manufacture, any product for anyone other than Genesis, which competes, directly with any of the Products and which is to be sold in the Field; and

            (d) appoint, designate, license or grant rights to any distributor, marketer or seller, other than Genesis (whether acting as an independent contractor, agent or other representative or in any other capacity), relating to any product which competes, directly with any of the Products and which is to be sold in the Field.

            (e) In the event that Genesis chooses to engage a manufacturer other than the IGI Parties or their respective subsidiaries and affiliates, to manufacture for Genesis any Product, then for the purposes of this Section 13, the provisions of Section 13.1 shall cease to apply solely with respect to such Product, as such Product is currently marketed for use, and shall continue in full force and effect with respect to all other Products.

      13.2 Neither the IGI Parties, nor any of their respective subsidiaries or affiliates shall: (i) distribute, market or sell any product, to anyone other than Genesis which bears the WellSkin(R) Trademark or (ii) appoint, designate, license or grant rights to any distributor, marketer or seller, other than Genesis (whether acting as an independent contractor, agent or other representative or in any other capacity), to any product which bears the WellSkin(R) Trademark. This Section 13.3 shall survive termination of this Agreement.

14.   GENERAL PROVISIONS

      14.1 Notices. All notices permitted or required hereunder shall be in writing and shall be sent by registered or certified mail, by fax with a confirmation copy sent by mail, or by courier service. Notices shall be sent to the addresses in this Agreement or such other addresses as a Party may designate from time to time by written notice in accordance with this Section 14.1.

      14.2 Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes any and all previous agreements, memoranda, or understandings of the Parties.

      14.3 Amendment. This Agreement may only be amended by a written document signed by both Parties.

      14.4 Force Majeure. Neither Party shall be liable for any failure or delay of performance under this Agreement (except for payment obligations under this Agreement to which this Section shall not apply) due to technological changes or developments, acts of God, acts of government or other circumstances causing impossibility of performance.

      14.5 Consequential Damages. The IGI Parties shall not be liable for loss or damage of any kind resulting from delay or the inability to deliver on account of fire, strikes, labor disputes, shortages of materials or products, accident, war, delay or defaults of common carriers or suppliers, acts of civil or military authorities, or from any other cause beyond their control.

      14.6 Waiver of Compliance. Any failure by any Party hereto to enforce any term or condition of this Agreement shall not be construed as a waiver of that Party's right thereafter to enforce each and every term and condition of this Agreement.

      14.7 Governing Law and Dispute Resolution. This Agreement shall be governed and construed under and in accordance with the laws of the State of New York, without regard to principles of conflicts of laws. Disputes arising from this Agreement shall be discussed and settled amicably by good faith negotiations between the IGI Parties and Genesis. Any such disputes which cannot be settled amicably and by such good faith negotiations within 60 days after written notice by one Party to the other shall be resolved at the request of either Party, to the exclusion of a court of law, by binding arbitration in accordance with the rules of the American Arbitration Association in the State of New York then in effect; provided, however, that either Party shall be free to maintain an action in any jurisdiction for purposes of obtaining specific performance of this Agreement or otherwise obtaining injunctive or equitable relief.

      14.8 Costs and Expenses. Except as specifically otherwise provided herein, during the Term, a Party hereto shall pay at its own expense any and all costs or expenses incurred by such Party in connection with carrying out its duties and obligations under this Agreement and in the solicitation, sales, service, and support of Products.

      14.9 Announcements. Neither Party will make any public announcements, regarding their relationship without prior notification to the other Party. Genesis is aware that IGI, being a public company, has legal requirements that must be considered relating to any such announcements, and it will agree to cooperate with these requirements.

      14.10 Benefit; Assignment. This Agreement shall be binding upon the Parties and their respective successors and assigns and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign, by operation of law or otherwise, any of its rights or delegate, by operation of law or otherwise, any of its duties under this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Any assignment or delegation of this Agreement by any IGI Party without the prior written consent of Genesis shall be void, except as part of a sale of all of the assets necessary for the performance of the IGI Parties under this Agreement; provided that, the entity purchasing such assets has, prior to such sale, agreed to assume all of the obligations of the IGI Parties under this Agreement and shall have confirmed such assumption, by written notice satisfactory to Genesis, prior to such sale. Any assignment or delegation of this Agreement by Genesis without the prior written consent of IGI shall be void, except as part of a sale of all of the assets necessary for the performance of Genesis under this Agreement; provided that, the entity purchasing such assets has, prior to such sale, agreed to assume all of the obligations of Genesis under this Agreement and shall have confirmed such assumption, by written notice satisfactory to IGI, prior to such sale.

      14.11 Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid, unenforceable or illegal for any reason, such determination shall not affect or impair the validity, legality and enforceability of the other provisions of this Agreement which shall remain in full force and effect in the same manner and to the same extent as if the invalid, unenforceable or illegal provision had not been contained in this Agreement.

                [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the first paragraph of this Agreement.


GENESIS PHARMACEUTICAL, INC.           IGI, INC.

By:  /s/ Leonard Mazur                 By:  /s/ John Ambrose
     Name:  Leonard Mazur                   Name:  John Ambrose
     Title: Chairman, Chief                 Title: President and
            Executive Officer                      Chief Operating Officer


IGEN, INC.                             IMMUNOGENETICS, INC.

By:  /s/ John Ambrose                  By:  /s/ John Ambrose
     Name:  John Ambrose                    Name:  John Ambrose
     Title: President                       Title: President


                                                                  Exhibit A

                        FORM OF TRADEMARK ASSIGNMENT

                               [SEE ATTACHED]


                                                          February 12, 2001

                                SCHEDULE "A"

            WellSkin Products in Bulk for Genesis Pharmaceuticals

Code       Product                          Batch Size     Genesis Cost/Kg.
---------------------------------------------------------------------------
59611      12% GA Facial Lotion, SPF 15       400 kg.           $25.27
59621      14% GA Facial Cream, SPF 15        400 kg.           $26.54
59630      Advance Sunscreen, SPF 25          400 kg.           $24.31
59665      14% GA Hand Cream, SPF 15          400 kg.           $28.22
59670      14% Body Lotion, SPF 15           2500 kg.           $13.51
59615      12% GA Facial Cleanser            2500 kg.           $ 7.11
59625      Smoothing Eye Cream                400 kg.           $34.08
59660      Oily Skin Toner                    400 kg.           $10.31
59675      Advance Moisturizing Cream         400 kg.           $20.10
           Night Time Cream                   400 kg.           $23.95


                                                                  Exhibit B

                                THE TRADEMARK

                 Registration        Registration
Trademark             No.                Date
---------------------------------------------------

WELLSKIN            2217752         January 12,1999



                                                                  Exhibit C

                              NOVASOME LICENSE

                               [SEE ATTACHED]


                                                                 Schedule A

                                THE PRODUCTS

                               [SEE ATTACHED]